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AMENDED EMPLOYMENT AGREEMENT
James W. Crowley

Employment Agreement
AS RESTATE EFFECTIVE JUNE 1, 1982

This amended Employment Agreement is executed as of the 1st day of June, 1982, between E-Systems, Inc. (hereinafter referred to as "ESY") and James W. Crowley (hereinafter referred to as "Employee").

ESY and Employee have previously entered into an Employment Agreement dated as of the 28th day of June, 1978, which the parties desire to amend by restatement in its entirety in order to provide for various matters as set forth in this amended Employment Agreement. The Employment Agreement, as restated hereby, is referred to as the "Agreement" or "Employment Agreement".

ESY desires that Employee agree to continue to serve as a senior executive officer of ESY.

Employee is willing to continue to serve as a senior executive officer of ESY if the rewards for successful management of the enterprise and for relinquishment of other opportunities which may be available to him are commensurate with the responsibilities that would be undertaken by him.

The Board of Directors of ESY recognizes that employee's contribution to the growth and success of ESY during his employment has been superior and desires to make certain changes in the Agreement in recognition of such performance and to take into account compensation and benefits, trends and practices in the high technology industry in which E-Systems competes for business and executive talent.

Esy and Employee in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, hereby agree as follows:

1. EMPLOYMENT AND TERM. Commencing on the effective date of this Agreement and continuing through February 18, 1990, unless Employee retires pursuant to Pragraph 2(c)(3) hereof prior to such date, Employee will devote his full time and efforts to ESY's business and not engage in any activities which would be inconsistent with strategies and objectives of ESY. During this term (hereinafter referred to as the "Employment Period"), Employee shall serve as an executive of ESY and agrees to serve in such office or offices in ESY as the Board of Directors of ESY may from time to time elect him or appoint him.

2. COMPENSATION AND BENEFITS. In consideration of his services during the Employment Period, Employee shall be paid compensation and receive benefits from ESY as follows:

(a) During the Employment Period, except as provided in Paragraph 8, Employee will receive an annual base salary of $145,000, payable in equal monthly installments effective upon this amendment. Employee's annual base salary shall be subject to such increases as may be approved by the Board of Directors of ESY.

(b) Employee shall also receive such incentive compensation as may be approved by the Board of Directors of ESY and any profit-sharing, retirement rights, or other perquisites to which Employee may be entitled under the terms of this Agreement or otherwise.


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(c) ESY will provide Employee with supplemental retirement, death, and disability benefits as follows:

(1) Upon Employee's retirement, he shall be paid a Normal Retirement Benefit equal to 65% of "Average Monthly Compensation". "Normal Retirement Benefit" and "Average Monthly Compensation" are defined in the E-Systems, Inc. Executive Supplemental Retirement Plan (the "Executive Plan"), a copy of which is attached to this Agreement as Exhibit "A" and incorporated in all respects herein. Employee may retire at any time after February 18 1990, upon providing the Board of Directors with reasonable notice. The amounts payable pursuant to this paragraph shall be paid Employee as provided in the Executive Plan.

(2) If Employee should die during the Employment Period, or while permanently disabled or retired, his surviving widow shall be paid a Spouse's Pension as set forth in the Executive Plan. If the Employee dies without a surviving widow, but with one or more children who have not attained the age of 22 years, a Children's Pension shall be paid in accordance with the Executive Plan. Upon the death of a surviving spouse who is receiving a Spouse's Pension, surviving children of Employee shall receive a Children's Pension if the requirements of the Executive Plan are met.

(3) If Employee should become permanently disabled, he shall be entitled to retire as of the date of such a permanent disability without prior notice to ESY. The retirement benefit provided hereunder to the Employee shall be two-thirds of that amount specified in Paragraph 2(c)(1) above payable in accordance with the Executive Plan.

(4) It is expressly understood that ESY's obligations pursuant to this paragraph (c) shall not be funded, and neither Employee nor his surviving widow shall have any interest present or otherwise in such payments until they are actually made.

(5) "Permanent disability" as used herein shall be defined as Employee's physical or mental condition which totally and presumably permanently prevents Employee from performing the duties required of his position. Employee's inability to perform such services due to illness or accident reasonably expected to incapacitate him for no longer than three months shall not be deemed a permanent disability. If Employee and ESY are in disagreement as to the existence of such permanent disability, the parties hereby agree to be unconditionally bound by the majority decision of three arbitrators who shall be licensed physicians. The arbitrators shall be selected one by Employee, one by ESY and the third by the first two arbitrators.

(d) Employee shall be excused from performing any services for ESY hereunder during periods of temporary incapacity and during reasonable vacations without thereby in any way affecting the compensation to which he is entitled hereunder. In no event shall Employee be assigned duties which would involve unreasonable personal hazard nor shall he be assigned duties which would necessitate prolonged absences or changes in the place of his residence without his consent.

(e) Medical, hospital, surgical, dental, prescription drugs and eyecare coverage equal to that presently furnished to Employee and his wife by ESY will be provided to them for their lifetime through insurance or otherwise; provided, however, that dental coverage after retirement shall be limited to a combined aggregate of $500 per year for Employee and his Spouse.

(f) It is the intention of the parties that this Agreement be an enhancement of, and not a reduction or limitation in, any benefit to which Employee may be


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entitled whether under this Agreement or under any benefit plan, program or policy in which Employee may be a participant during the Employment Period, while disabled or while retired. If the benefit to Employee shall be greater under any benefit plan, program or policy maintained by ESY, ESY shall promptly notify Employee in writing and Employee shall be entitled to receive such larger or greater benefit pursuant to such benefit plan, program or policy in lieu of or in addition to (but not in duplication of) the benefit set forth in this Agreement without in any respect waiving Employee's rights to receive any other payment of benefits to which he may be entitled otherwise under this Agreement.

3. EXPENSES AND PERQUISITES. During the Employment Period, Employee shall be allowed all reasonable expenses and perquisites and shall be furnished office space and facilities suitable to his position and adequate for the performance of his duties, in accordance with such general policies as may be established by ESY from time to time by ESY's Board of Directors for executive employees receiving comparable compensation.

4. CONFLICTS OF INTEREST AND COMPETITION. Without the prior consent of ESY, Employee shall not, during the Employment Period, engage in any business (directly or through any kind of ownership or other arrangement other than ownership of securities of publiclyheld corporations) which is competitive with that of ESY or its subsidiaries or accept employment with or render services to a competitor or take action inconsistent with the fiduciary relationship of an executive to his corporation. Subject to such limitations, Employee may make investments for his own account in any business or enterprise whatsoever and serve as an officer of director thereof and receive compensation therefor, provided such activity does not conflict with his obligation to render his exclusive full-time services to ESY and its subsidiaries during his employment hereunder.

After retirement or during any period when disability payments are being made hereunder, Employee agrees, without the prior written consent of ESY, not to engage in any consulting services for others or any activities which are directly or indirectly competitive with those of ESY.

5. PARTICIPATION IN BENEFIT PLANS. This Agreement shall not in any way modify, limit, impair, or affect the existing or future rights or interests of Employee to receive any employee benefit to which he would otherwise be entitled or as a participant in the present or future employee benefit plans of ESY.

6. INSURANCE. ESY, in its sole discretion, may purchase in its name and for its own benefit, life and disability insurance on Employee in any amount considered advisable. Employee shall have no right, title or interest therein; and will submit to required medical examinations and execute and deliver any application, or other instrument in writing, reasonably necessary to effectuate such insurance.

7. CHANGE OF CONTROL. For purpose of this Employment Agreement, a "Change of Control" of ESY shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14-A of Regulation 14-A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar successor rule or regulation; provided that, without limitation, such a Change of Control shall be conclusively deemed to have occurred if (a) any "person" as such term is used in Sections 13(d)(1), 13(d)(3), 14(d)(1), and 14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder, is or become the beneficial owner, directly or indirectly, of Securities of ESY representing 20% or more of the combined voting power of ESY's then outstanding securities (except for ESY or


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any Employee Benefit Plan or Trustee or Custodian therefor, now or hereafter established by ESY) or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of ESY cease for any reason to constitute at least a majority thereof, unless the election of each Director who was not a Director at the beginning of such period has been approved in advance by Directors representing at least two-third of the Directors then in office who were Directors at the beginning of the period. A Change of Control by virtue of a change in the ownership of ESY's securities shall be deemed not to have occurred for purposes of this Employment Agreement if such Change of Control occurs as the result of a transaction or series of transactions which is approved by the vote of three quarters of the entire membership of the Board of Directors prior to the time the person acquiring control acquires securities of ESY representing 10% or more of the combined voting power of ESY's then outstanding securities.

8. COMPENSATION AND BENEFITS FOLLOWING A CHANGE OF CONTROL. If a Change of Control shall have occurred, the Employee shall be paid a salary at an annual rate not less than the rate of his Average Aggregate Compensation (as hereinafter defined). All such compensation shall be paid in appropriate installment to conform with the regular payroll payments dates of ESY, but in no event less frequently than once each month. Following a Change of Control the Employee shall be entitled to participate in all of ESY's employee benefit plans and executive perquisites existing prior to the Change of Control, including without limitation any stock option plans, restricted stock awards, Employee Stock Ownership Plans, incentive compensation plans, retirement savings plans, and any other pension and retirement plans, group life insurance, hospitalization, medical, surgical, major medical and dental coverage, sick leave, vacations, holidays, long-term disability, travel accident plans, accidental death and dismemberment plans, and other related fringe benefits as are made or may be made available from time to time to executive employees of ESY, and any perquisites which the Employee has received prior to the date of such Change of Control.

9. AVERAGE AGGREGATE COMPENSATION. Aggregate Average Compensation shall mean the sum of (1) the Employee's salary at the annual rate in effect at the time the Change of Control occurs plus (2) an amount determined by multiplying such annual salary by a fraction, the numerator of which is such Employee's aggregate incentive compensation payments during the three fiscal years preceding the Change of Control and the denominator of which is such Employee's aggregate salary payments during the three fiscal years preceding the Change of Control.

10.  TERMINATION.
(a) ESY may terminate this Agreement and all of its obligations hereunder, except for obligations accrued but unpaid to the effective date of termination, solely for "cause". "Cause" shall mean (i) the Employee's willful refusal, without reasonable excuse, to render services hereunder on substantially a full-time basis or (ii) conviction of a crime involving moral turpitude, or (iii) the Employee's engaging in business activities or consulting services in violation of paragraph 4 of this agreement. Such termination shall be effected by written notice thereof, delivered by the Company to the Employee and, as except as hereinafter provided shall be effective as of the 30th day after receipt by the Employee of such notice. If, within the 30 day period following the date of receipt of such notice of termination for cause as defined in Paragraph 10(a)(i) above, the Employee shall resume rendering services on substantially a full-time basis, the termination shall not be effective. If, within the 30 day period following the receipt of such notice of termination for cause as defined in Paragraph


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10(a)(iii), the Employee shall terminate the activities which are the subject of such notice and to so certify to ESY, the termination shall not be effective.

(b) After the occurrence of a Change of Control, this Employment Agreement may be terminated by the Employee upon not less than ten days prior written notice to ESY because of the breach by ESY of its obligations hereunder. In the event the Employee terminates this agreement because of a breach by ESY of its obligations hereunder, although the Employment Period will then be terminated, the Employee shall continue to receive all compensation provided for herein for the remainder of the Employment Period and shall be entitled to all the benefits otherwise provided for herein notwithstanding such termination.

(c) After the occurrence of a Change of Control, benefits provided under the Executive Plan shall be vested as provided for in Section 5.3 of the Executive Plan. Termination of this Agreement by either party for any reason shall not thereafter affect the benefits provided in the Executive Plan.

(d) In the event of termination of this Employment Agreement by the Employee as a result of the breach by ESY of any of its obligations hereunder, or in the event of the termination of the Employee's employment by ESY in breach of this Employment Agreement, the Employee shall not be required to seek or accept other employment in order to mitigate his damages hereunder.

(e) In the event that the Employee engages in any legal action involving his rights under, or to receive damages for breach of this Employment Agreement, the Employee, if he is the prevailing party, shall be entitled to recover from ESY any actual expenses for attorneys' fees and disbursements incurred by him in connection with such action.

11. INDEMNIFICATION. After the occurrence of a Change of Control ESY shall throughout the remaining term of this Employment Agreement and thereafter, indemnify the Employee for losses or damages, including without limitation, attorneys' fees and costs, in respect of any actions or omissions as an employee, officer or director of ESY (or any successor pursuant to Paragraph 16 hereof), whether occurring before or after such Change of Control, to the fullest extent permitted by law.

12. REMEDIES. Effective upon the occurrence of a Change of Control ESY waives and will not assert any right to set off the amount of any claims, liabilities, damages or losses ESY may have against any amounts payable by ESY to the Employee hereunder, and any amounts payable to or otherwise accrued for the account of the Employee in respect of any period prior to the effective termination of this Agreement shall be paid as provided for in this Employment Agreement. After the occurrence of a Change of Control, ESY's sole remedy for any asserted violation of any provision of this Employment Agreement shall be to terminate the Employee's employment in accordance with this Employment Agreement.

13. GOVERNING LAW. This Employment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

14. ENTIRE AGREEMENT. This Agreement constitutes the whole agreement of the parties hereto in reference to any employment of the Employee by ESY and in reference to any of the matters or things herein provided for or hereinbefore discussed or mentioned in reference to such employment, all prior agreements, promises, representations, and understandings relative thereto being herein merged.


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15.  ASSIGNABILITY.
(a) In the event that ESY shall merge or consolidate with any other corporation or all or substantially all of ESY's business or assets shall be transferred in any manner to any other person, such successors shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter to deemed for all purposes hereof to be ESY hereunder. This Employment Agreement shall be binding upon and inure to the benefit of any such successor and the legal representatives of the Employee.

(b) This Employment Agreement is personal in nature and neither of the parties hereto shall assign or transfer this Agreement or any rights or obligations hereunder except for operation of law or pursuant to the terms of this Paragraph 15.

16. AMENDMENTS AND WAIVERS. This Employment Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms and covenants hereof may be waived, only by written instrument execute by both of the parties hereto or in the case of a waiver by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner effect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Employment Agreement whether by conduct or otherwise by any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Employment Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written

ATTEST:


James M. Bolding
Assistant Secretary

E-SYSTEMS, INC.

BY:
John W. Dixon
Chairman of the Board
and Chief Executive Officer

"EMPLOYEE"

James W. Crowley